EXHIBIT 10.6

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of this 13th day of December, 2007 (the “Effective Date”), by and between All Fuels & Energy Company, formerly known as iCrystal, Inc., a Delaware corporation (the “Company”), All Energy Company, a wholly owned subsidiary of the Company and a Delaware corporation (“All Energy”) and Dean Sukowatey (“Sukowatey”) on the one hand, David Loflin (“Loflin”), and Eric Newlan and Newlan & Newlan (collectively “Newlan”), on the other hand. Each are a “Party” and, collectively, the “Parties” to this Agreement.

RECITALS

A. In January 2007 All Energy purchased 4,700,000 shares of common stock of the Company from Loflin (the “Transaction”).

B. Disputes have arisen between the Company, All Energy and Sukowatey, on the one hand, and Loflin and Newlan, on the other hand.

D. Each Party, without any admission of liability, desires to settle fully all claims, allegations, liabilities, demands, damages, actions and causes of action against one another arising out of or related to the Company and the Transaction.

E. Subject to the terms set forth herein, Loflin agrees to cancel 1,238,100 share of the Company’s common stock owned by him, All Energy, Loflin and Newlan agree to lock-up the remaining common stock held by them until a registration statement is deemed effective by the Securities and Exchange Commission to register the resale of the shares held by them with the exception of 136,900 shares held by Loflin that will be subject to a leak-out provision, the parties agree to cause the termination of the Agreement for Dividend Distribution pursuant to a termination agreement, and Newlan agrees to deliver certain legal opinions to the Company as set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the recitals set forth above and the covenants and agreements set forth below, the Parties agree as follows:

1. Definitions.

(a) “Claims” means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction related in any manner at any time prior to and including the Effective Date. This term includes causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law (tort, contract or other) or under any contract, ordinance or statute.

(b) “Damages” means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction related to in any manner at any time prior to and including the Effective Date. This term includes actual, incidental, indirect, consequential, compensatory, liquidated, exemplary, and punitive damages; rescission; attorneys’ fees; interest; costs; equitable relief; and expenses.

(c) “Company Released Parties” means and includes the Company and All Energy and each of their respective subsidiaries, predecessors, successors, affiliates, shareholders, directors, officers, attorneys, employees and other agents, including Sukowatey.

(d) “Loflin Released Parties” means and includes Loflin and Newlan its predecessors, successors and affiliates, partners, members, directors, officers, attorneys, employees and other agents.

2. Representations.

(a) Loflin hereby represents that as of the Effective Date, Loflin has voting and investment control of 1,860,000 shares of Company common stock which are held directly in his name (621,900 shares of the Company common stock when giving effect to the transaction contemplated herein) and 36,900 shares of Company common stock which are held in street name), which Loflin has requested from his broker to be delivered via DWAC into certificated form with the Company’s transfer agent. Loflin does not have voting and investment control over any other shares of the Company’s common stock. The 36,900 shares of Company common stock held by Loflin which will be delivered via DWAC and 100,000 shares currently certificated will not be cancelled herein and are referred to as the “Loflin Leak-Out Shares.” The 521,900 shares of Company common stock held by Loflin in certificated form, including 100,000 shares held by Tommy Loflin in certificated form, Loflin’s son, after giving effect to the transaction contemplated herein are referred to as the “Loflin Shares.”

(b) Newlan hereby represents that as of the Effective Date, Newlan has voting and investment control of 976,500 shares of Company common stock, 750,000 are held in the name of “Newlan & Newlan”, 120,000 of which are held in the name of “FMF Investments, Ltd.” and 106,500 shares of Company common stock which are currently held in street name, which Newlan has requested from his broker to be delivered into certificated form with the Company’s transfer agent. Newlan does not have voting or investment control over any other shares of the Company’s common stock. The 976,500 shares of Company common stock held by Newlan after giving effect to the transaction contemplated herein are referred to as the “Newlan Shares.”

(c) All Energy hereby represents that as of the Effective Date, All Energy has voting and investment control of 7,050,000 shares of Company common stock which are held directly in its name. All Energy does not have voting or investment control over any other shares of the Company’s common stock. The 7,050,000 shares of Company common stock held by All Energy after giving effect to the transaction contemplated herein are referred to as the “All Energy Shares.”

(d) All the parties hereby represent and acknowledge that Newlan has not represented any party, other than itself, in connection with this Agreement.

3. Release by Loflin and Newlan.

In full consideration of the Company, All Energy and Sukowatey’s respective execution of this Agreement and their agreement to be legally bound by its terms, Loflin and Newlan release and discharge the Company Released Parties from all Claims and Damages arising from, attributed to or related to the Company, the Transaction or Loflin and Sukowatey’s business relationship, for any reason whatsoever, that arose on or before the Effective Date. The Company, All Energy and Sukowatey acknowledge the value associated with Loflin and Newlan’s release of such Claims and Damages.

4. Release by the Company, All Energy and Sukowatey. In full consideration of the Loflin and Newlan’s respective execution of this Agreement and their agreement to be legally bound by its terms, the Company, All Energy and Sukowatey release and discharge the Loflin Released Parties from all Claims and Damages arising from, attributed to or related to the Company, the Transaction or Loflin and Sukowatey’s business relationship, for any reason whatsoever, that arose on or before the Effective Date. Loflin and Newlan acknowledge the value associated with the Company, All Energy and Sukowatey release of such Claims and Damages.

5. Conditions to Closing.

(a) Cancellation of Shares. On the Effective Date, Loflin shall deliver to the Company the certificates representing 1,238,100 shares of the Company’s common stock to be cancelled by the Company. Loflin agrees to execute transfer agent instruction letter regarding the cancellation of the 1,238,100 shares, which is attached hereto as Exhibit C. Loflin agrees to have these shares returned to the Company’s transfer agent for cancellation by no later than January 31, 2008.

(b) Lock-up. All Energy, Loflin and Newlan each respectively agree not to sell, pledge, hypothecate, transfer, assign or in any other manner dispose of any of the All Energy Shares, Loflin Shares and Newlan Shares, respectfully, until an effective registration statement registering the resale of any of the All Energy Shares, Loflin Shares and Newland Shares is on file with the Securities and Exchange Commission. All Energy, Loflin and Newlan agree to allow the Company to place a restrictive legend on all such shares and have the transfer agent make a notation on the stock transfer legend regarding these restrictions. All Energy, Loflin and Newlan each respectfully agree to have their respective All Energy Shares, Loflin Shares and Newlan Shares returned to the Company’s transfer agent for re-certification and/or legend placement by no later than January 31, 2008.

(i) The Company agrees to register the resale of the Loflin Shares and Newlan Shares if at any time it registers the resale of the All Energy Shares. This restriction shall terminate and this Agreement shall be of no further force or effect upon a change of control, as defined as follows:

(ii) A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons (as defined below) acting in concert with one another.

(iii) Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty (50%) percent of the combined voting power of the surviving corporation’s then outstanding securities.

(iv) For the purposes of this section, the term “Unrelated Person” shall mean and include any Person other than the Holder, the Company, a wholly-owned subsidiary of the Company, or an employee benefit plan of the Company.

(c) Leak-Out. Loflin agrees that he will only sell an amount up to one twenty-fourth (1/24h) of the Loflin Leak-Out Shares per 30-day period beginning on February 1, 2008. The Holder acknowledges that the certificates representing the Loflin Leak-Out Shares will contain certain restrictive legends reflecting this resale restriction. Loflin agrees to have the Loflin Leak-Out Shares returned to the Company’s transfer agent for re-certification and legend placement by no later than January 31, 2008, which shall be returned to Loflin within 10 days after receipt.

(d) Instructions to the Transfer Agent. Each of Loflin, Nelwan and All Energy shall execute and deliver their respective attached instruction letter to the Company on the Effective Date, in order for the Company’s transfer agent to re-certificate and/or place appropriate legends on the certificates representing the Loflin Shares, Loflin Leak-Out Shares, Newlan Shares and All Energy Shares, respectfully. The instruction letters are hereby attached as Exhibit D-1 (Loflin), Exhibit D-2 (Newlan) and Exhibit D-3 (All Energy). Additionally, Loflin, Newlan and All Energy agree to provide gold medallion stock powers and any other documentation the transfer agent deems necessary to effectuate the transactions contemplated herein.

(e) Agreement for Dividend Distribution. The Parties agree to cause the Termination Agreement, attached hereto as Exhibit A, to be executed thereby canceling the Agreement for Dividend Distribution, executed by and between the Company and Venus Associates, Inc., the Company’s subsidiary (“Venus”).

(f) Legal Opinions. On the Effective Date, Loflin and Newlan shall deliver to the Company legal opinions as attached hereto as Exhibit B.

(g) Transfer of Venus shares. The Company shall transfer 1,000 shares of Venus common stock to Loflin within 10 days of the Effective Date.

6. Liquidated Damages.

The parties agree that the just compensation for the harm that would be caused by the failure of Loflin, Newlan or All Energy’s failure to either re-certificate and/or place a legend on the Loflin Shares, Loflin Leak-Out Shares, Newlan Shares and All Energy Shares cannot be accurately estimated or would be very difficult to accurately estimated and that Loflin, Newlan and All Energy each agree to pay the Company $200.00 for each day Loflin, Newlan and/or All Energy, respectfully, is in default of Sections 5(b) or 5(c). In addition, Loflin agrees to pay an additional $200.00 per day for each day that Loflin is in default of Section 5(a).

7. Choice of Law.. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas (without giving effect to principles of conflicts of law of Texas or any other jurisdiction) and, when applicable, the laws of the United States. The parties agree that the venue for any proceeding brought under this Agreement shall be in the courts of Harris County, Texas.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter of this Agreement, and any previous agreements with respect to these matters are superseded by this Agreement. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by all of the parties hereto. No person has any authority to make any representation or promise on behalf of any of the parties not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

9. No Admission of Liability. The Parties have entered into this Agreement solely for the purpose of avoiding the burdens and expense of litigation, and the making of this Agreement is not intended, and shall not be construed, as an admission that any of the Company Released Parties or Loflin Released Parties have violated any federal, state and/or local law, ordinance or regulation, breached any contract, committed any wrong or made any error whatsoever.

10. Waiver. The failure of any party to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

11. Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly-constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, provided, however, that if either Section 2 or Section 3 of this Agreement, or any part of either such section, is so determined to be invalid, void, or unenforceable, then such other section, or the like part of such other section, as the case may be, shall be deemed also to be invalid, void, or unenforceable.

12. Costs and Fees. Each party shall bear its own costs and attorneys’ fees.

13. Construction. This Agreement shall be deemed drafted equally by the parties. The language of this Agreement shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are for convenience and are not intended to affect construction or interpretation. This Agreement represents a compromise of disputed claims and is not to be construed as an admission, direct or indirect, against any interest of the parties. The plural includes the singular and the singular includes the plural; “and” and “or” are each used both conjunctively and disjunctively; “any” and “all” each mean “any and all”; “each” and “every” each mean “each and every”; and “including” and “includes” are each “without limitation.”

14. Execution. It is acknowledged by the parties that this Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties. The parties agree to execute any and all further documents as may be necessary to effectuate the terms and provisions of this Agreement, but this obligation shall not extend to any document that alters or amends the terms of this Agreement.

15. Authorized ApprovalThe terms and conditions of this Agreement have been approved by the Patries in the manner required under each of their governing documents.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

ALL FUELS & ENERGY COMPANY

By: /s/ DEAN E. SUKOWATEY

Name: Dean E. Sukowatey

Title: President

ALL ENERGY COMPANY

By: /s/ DEAN E. SUKOWATEY

Name: Dean E. Sukowatey

Title: President

/s/ DEAN SUKOWATEY

Dean Sukowatey

/s/ DAVID LOFLIN

David Loflin

/s/ ERIC NEWLAN

Eric Newlan

NEWLAN & NEWLAN

By: /s/ Eric Newlan

Name: Eric Newlan

Title: Partner